EXHIBIT 99.2

Contact: Susan B. Railey                                   FOR IMMEDIATE RELEASE
         (301) 468-3120
         Sharon Bramell
         (301) 468-3130

       AIM 88 REPORTS FOURTH QUARTER NET EARNINGS OF EIGHT CENTS PER UNIT

                       2002 Earnings of 34 Cents per Unit
                      ------------------------------------

     ROCKVILLE, MD, March 24, 2003 -- (AMEX/AIK) -- American Insured Mortgage Investors L.P.-Series 88 (AIM 88), a liquidating partnership that holds investments in multifamily mortgages insured in whole or in part by the federal government, reported net earnings for the quarter ended December 31, 2002 of approximately $724,000 (eight cents per unit) as compared to approximately $1.1 million (11 cents per unit) for the same period in 2001. AIM 88 reported net earnings for the year ended December 31, 2002 of approximately $3.1 million (34 cents per unit) as compared to approximately $4.6 million (49 cents per unit) for the year ended December 31, 2001. Net earnings decreased for the three and twelve months ended December 31, 2002 as compared to the same periods in 2001 primarily due to a decrease in mortgage investment income and gains on mortgage dispositions. For the year ended December 31, 2002, the decrease in earnings was partially offset by a decrease in adjustment to provision for loss.

     Mortgage investment income decreased due to a reduction in the mortgage base. The mortgage base decreased as a result of four mortgage dispositions with an aggregate principal balance of approximately $12 million, representing an approximate 25% decrease in the aggregate principal balance of the total mortgage portfolio since December 2001.

     Gains on mortgage dispositions decreased for 2002 as compared to 2001. During the fourth quarter of 2002, AIM 88 recognized a gain of approximately $72,000 from one mortgage prepayment compared to gains during the fourth quarter of 2001 of approximately $242,000 from the prepayment of two mortgages. For the year ended December 31, 2002, AIM 88 recognized gains of approximately $195,000 from the prepayment of four mortgages compared to gains of approximately $1.2 million from the prepayment of five mortgages and the disposition of a delinquent coinsured mortgage for 2001. In 2001, AIM 88 also recognized an adjustment to provision for loss of approximately $315,000 on the previously disposed mortgage on Water's Edge of New Jersey. No losses were recognized related to this mortgage in 2002.

     As of December 31, 2002, AIM 88 had invested in 12 insured mortgages with an aggregate amortized cost of approximately $34.1 million, a face value of approximately $35.3 million and a fair value of approximately $35.0 million. Of these mortgages, 11 are fully federally insured, and one is coinsured. As of March 1, 2003, all of the mortgages are current with respect to the payment of principal and interest.

     AIM 88 distributes net proceeds from mortgage dispositions, if any, to its investors in addition to distributions of regular cash flow. As the Partnership liquidates its mortgage investments and investors receive distributions of return of capital and taxable gains, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

              AMERICAN INSURED MORTGAGE INVESTORS L.P. - SERIES 88

                              STATEMENTS OF INCOME

                                               For the three months ended                For the years ended
                                                       December 31,                          December 31,
                                             -------------------------------       -------------------------------
                                                 2002               2001               2002               2001
                                             ------------       ------------       ------------       ------------
Income:
  Mortgage investment income                 $    756,565       $    989,504       $  3,458,465       $  4,205,728
  Interest and other income                        15,828             17,243             38,566            182,126
                                             ------------       ------------       ------------       ------------

                                                  772,393          1,006,747          3,497,031          4,387,854
                                             ------------       ------------       ------------       ------------

Expenses:
  Asset management fee
     to related parties                           104,621            133,281            471,887            565,368
  General and administrative                       15,729             37,913            108,943            181,816
                                             ------------       ------------       ------------       ------------

                                                  120,350            171,194            580,830            747,184
                                             ------------       ------------       ------------       ------------

Earnings before gains (losses) on
   mortgage dispositions                          652,043            835,553          2,916,201          3,640,670

Gains on mortgage dispositions                     71,840            242,353            195,182          1,225,250
Adjustment to provision for loss                        -             (6,971)                 -           (315,155)
                                             ------------       ------------       ------------       ------------

Net earnings                                 $    723,883       $  1,070,935       $  3,111,383       $  4,550,765
                                             ============       ============       ============       ============

Net earnings per unit of limited
   partnership unit outstanding - basic      $       0.08       $       0.11       $       0.34       $       0.49
                                             ============       ============       ============       ============

Limited partnership units
   outstanding as of December 31,               8,802,091          8,802,091          8,802,091          8,802,091
                                             ============       ============       ============       ============


Balance Sheet Data:                                                                       As of December 31,
                                                                                       2002               2001
                                                                                   ------------       ------------

Investment in insured mortgages                                                    $ 35,020,840       $ 46,347,663
Total assets                                                                         42,383,397         54,129,150